      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1996
                                                        REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               ALPHA MICROSYSTEMS
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                                                              95-3108178
  (State or other jurisdiction or                                                 (I.R.S. employer
   incorporation or organization)                                              identification number)

            2722 SOUTH FAIRVIEW STREET, SANTA ANA, CALIFORNIA 92704
                                 (714) 957-8500
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

            DOUGLAS J. TULLIO, PRESIDENT AND CHIEF EXECUTIVE OFFICER
            2722 SOUTH FAIRVIEW STREET, SANTA ANA, CALIFORNIA 92704
                                 (714) 957-8500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

           WITH COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:

                             DEBRA DISON HALL, ESQ.
                             JEREMY D. GLASER, ESQ.
                  ALLEN, MATKINS, LECK, GAMBLE & MALLORY, LLP
                           515 SOUTH FIGUEROA STREET
                                   7TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 622-5555

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                                              PROPOSED           PROPOSED
                                                            AMOUNT             MAXIMUM            MAXIMUM
TITLE OF SECURITIES                                          TO BE         AGGREGATE PRICE       AGGREGATE          AMOUNT OF
TO BE REGISTERED                                          REGISTERED          PER SHARE       OFFERING PRICE    REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value ("Common Stock"), issuable
  upon exercise of Redeemable Common Stock Purchase
  Warrants............................................     3,462,891(1)         $2.50           $8,657,228          $2,986(1)
- ------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Underwriters'
  Warrants............................................       309,589            $1.95             $603,699            $208
- ------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Common Stock
  Purchase Warrants issuable upon exercise of
  Underwriters' Warrants..............................       309,589            $2.50             $773,973            $267
- ------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Common Stock
  Purchase Warrants...................................        50,000         $1.21875              $60,938             $21
- ------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Redeemable
  Common Stock Purchase Warrants......................       310,000            $2.50             $775,000            $267
- ------------------------------------------------------------------------------------------------------------------------------
    Total.............................................                                         $10,870,838          $3,749
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------

(1) The registration fee with respect to these shares in the amount of $4,195 was previously paid in connection with the Registrant's Registration Statement on Form S-2, Registration No. 33-66424, which fee is being applied against the registration fee due hereunder in accordance with Rule 429(b).

    PURSUANT TO RULE 429(B) PROMULGATED UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO THE REGISTRATION STATEMENT ON FORM S-2, REGISTRATION NUMBER 33-66424.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                    PRELIMINARY PROSPECTUS DATED MAY 3, 1996

PROSPECTUS

                                4,442,069 SHARES

                               ALPHA MICROSYSTEMS
                                  COMMON STOCK
                            ------------------------

     The 4,442,069 shares (the "Shares") of Common Stock, no par value ("Common Stock"), of Alpha Microsystems (the "Company") covered by this prospectus (the "Prospectus") are issuable by the Company (i) upon exercise of redeemable warrants expiring November 1, 1998 to purchase Common Stock (the "Public Warrants") issued in connection with a rights offering of units by the Company on November 1, 1993 (the "Rights Offering") and a public offering of units made by the Company on November 29, 1993 (collectively with the Rights Offering, the "1993 Public Offering"); (ii) upon exercise of Underwriters' Warrants expiring November 1, 1998 (the "Underwriters' Warrants") to purchase units (the "Units") consisting of a share of Common Stock and a Warrant to purchase a share of Common Stock (the "Underlying Warrant") issued to the underwriters in connection with the 1993 Public Offering; (iii) upon exercise of redeemable warrants expiring November 1, 1998 to purchase Common Stock (the "Dominick Warrants") issued to Dominick & Dominick Incorporated ("Dominick") and certain officers and/or employees of Dominick; (iv) upon exercise of warrants expiring July 10, 2000 to purchase Common Stock (the "Silicon Valley Warrants") issued to Silicon Valley Bank; and (v) upon exercise of redeemable warrants expiring November 1, 1998 to purchase Common Stock (the "Westergaard Warrants") issued to John Westergaard ("Westergaard"). This Prospectus relates solely to shares of Common Stock and neither the Units nor the Underlying Warrants nor any other security is being offered hereby.

     The Warrant Agent for the Warrants is Mellon Securities Trust Company, 120 Broadway, 13th Floor, New York, New York 10271. The exercise price of the Public Warrants, the Dominick Warrants and the Westergaard Warrants is $2.50 per share (the "Redeemable Warrant Exercise Price"). The exercise price of the Underwriters' Warrants is $1.95 per Unit and the exercise price of the Underlying Warrants is $2.50 per share (the "Underwriters' Exercise Prices"). The exercise price of the Silicon Valley Warrants is $1.21875 per share. The Public Warrants, the Dominick Warrants and the Westergaard Warrants are collectively referred to as the "Redeemable Warrants", and the Redeemable Warrants, the Silicon Valley Warrants, the Underwriters' Warrants and the Underlying Warrants are collectively referred to herein as the "Warrants."

     The Company has set             , 1996 as the redemption date for the
Redeemable Warrants (the "Redemption Date"). All Redeemable Warrants which are not exercised prior to the Redemption Date will be redeemed for $0.05 each (the "Redemption Payment"). The right to exercise the Redeemable Warrants expires at
5:00 p.m., Eastern Daylight Time, on             , 1996 (the "Exercise
Expiration Date"). Thereafter, no further exercise of Warrants may be made, and any Redeemable Warrants not duly surrendered for exercise prior to such time on the Exercise Expiration Date shall be redeemed and the rights of the holders thereof shall terminate, other than the right to receive the Redemption Payment.

     The proceeds from the exercise of the Warrants will be received by the Company.

     The Company has retained Sutro & Co. Incorporated ("Sutro") as the Company's exclusive financial advisor in connection with the redemption of the Redeemable Warrants. In addition, the Company has granted Sutro an option, exercisable in Sutro's sole discretion, to purchase from the Company the shares of Common Stock that otherwise would have been delivered upon exercise of Redeemable Warrants that are either (i) duly surrendered for redemption on or prior to the Redemption Date or (ii) not duly surrendered for exercise on or prior to the Exercise Expiration Date or for redemption on or prior to the Redemption Date. If Sutro elects to purchase such shares of Common Stock, such shares will be purchased for an aggregate purchase price equal to the aggregate Redeemable Warrant Exercise Price for the shares of Common Stock issuable upon exercise of those Redeemable Warrants. The Company has agreed to indemnify Sutro against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Common Stock of the Company is included for quotation on the National Association of Securities Dealers Automated Quotation System (the "Nasdaq") National Market under the symbol "ALMI". On May 1, 1996 the closing price of the Common Stock as reported on the Nasdaq National Market was $4.75 per share.
                            ------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                           , 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained or incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison, Chicago, Illinois 60661. The Common Stock of the Company is quoted on the Nasdaq National Market. Consequently, such reports, proxy statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc. at 9513 Key West Avenue, Rockville, Maryland 20850.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 25, 1996; and

          (ii) the description of the Common Stock contained in the Company's Form 8-A Registration Statement filed with respect to the Common Stock pursuant to Section 12 of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus and the Company's most recent definitive proxy statement filed with the Commission, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Alpha Microsystems, 2722 S. Fairview Street, Santa Ana, CA 92704, Attn.: Michael J. Lowell, Chief Financial Officer (Telephone (714) 957- 8500).

                                  THE COMPANY

     The following is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus and incorporated by reference herein. This Prospectus refers to various trademarks of the Company and certain trademarks of other companies.

     Alpha Microsystems, founded in 1977, is a supplier of information technology products and services targeted at specific market niches. The Company has historically had two principal lines of business: (1) the sale of computer and networking hardware and software products, and (2) the service of its own and third party hardware and software products, as well as installation, training and consulting services. In recognition of the intensely competitive nature of the computer hardware industry and the migration towards open system environments and away from proprietary systems such as those primarily sold by the Company, the Company has in the last several years as part of a transition plan focused its efforts on vertical niche markets, such as dental practice management, and the expansion of its service business. In fiscal 1996, service revenues accounted for 55.8% of total revenues and product sales accounted for 44.2% of total revenues, as compared to fiscal 1992, when service revenues accounted for 33.3% of total revenues and product sales accounted for 66.7% of total revenues.

     As part of its transition plan, the Company has taken steps to reduce operating expenses, including reducing its workforce, downsizing its European operations, outsourcing much of its hardware manufacturing operation, and reorganizing its hardware business as a division within its service organization. The Company has also, as part of the transition, redirected its available resources and assets towards the development and sale of software and information technology services.

     Software products introduced during the last two fiscal years include the Alpha 2000 software for dental practice management, and PANDA, a software package designed for use in institutional (primarily educational) food service administration applications. The Company has recently introduced for beta test a newly developed product, AlphaCONNECT, an Internet/Intranet software product for data mining, harvesting, formatting, manipulation and delivery, and for the creation of dynamically self-updating Web pages.

     The Company's service organization provides multi-vendor hardware and software maintenance and repair services in the United States and Canada through a network of 44 field offices linked to a national dispatch and advisory center. The technical support and service operations of the Company's European subsidiary serve the Company's European dealers and users. Through the Alpha Micro Technical Assistance Center, the Company responds to questions from dealers and end-users around the world by electronic and telephone communications' channels.

     The Company sells a family of business-oriented computer systems based on the Motorola 680XX family of microprocessors. The Company's product lines incorporate AMOS, the Company's proprietary operating system which is installed on most of the Company's computers worldwide.

     The Company markets its hardware products primarily through a network of approximately 221 dealers and distributors. The Company markets its software products through dealers, distributors and direct sales.

     The Company's headquarters are located at 2722 S. Fairview Street, Santa Ana, California 92704 (telephone number 714-957-8500). The Company's World Wide Web address is http://www.alphamicro.com.

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk and should not be purchased by anyone who cannot afford the loss of his, her or its entire investment. In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider, among other things, the following risk factors in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby. This Prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed below and elsewhere in, or incorporated by reference in, this Prospectus.

DECLINING REVENUES AND CASH FLOW FROM OPERATIONS; LOSSES

     Since the late 1980s, the Company's revenues from its traditional proprietary hardware business have declined in each of the Company's fiscal years. The Company believes that worldwide demand for midrange computers used in business applications similar to those traditionally produced by the Company has also declined during this period. During the fiscal year ended February 25, 1996 ("fiscal 1996"), the Company's product sales fell by 23.1% from such sales during the prior fiscal year. Moreover, during fiscal 1996, the Company's service revenues declined 8.3% from the prior fiscal year. As a result of each of the foregoing, the Company's total revenues for fiscal 1996 declined 15.5% from the prior fiscal year.

     The Company has also been experiencing declining cash flow from operations. During fiscal 1996, the Company's cash flow used in operations was $293,000 and its working capital position decreased by $2,366,000 from $3,188,000 at end of fiscal 1995 to $822,000 at the end of fiscal 1996. During fiscal 1996, the Company satisfied its financial obligations through use of cash on hand and by periodically drawing upon a credit facility provided by a third party lender. The Company's current assets have decreased from $10,914,000 at the end of fiscal 1995 to $7,199,000 at the end of fiscal 1996. As of February 25, 1996, the Company had borrowed $500,000 on its credit facility which provides for a maximum availability of $2,000,000 subject to a limitation equal to 50% of the Company's eligible accounts receivable, which at February 26, 1996, resulted in maximum available borrowings of $1,290,000. Management believes that the Company has sufficient capital resources to meet its financial obligations during the next twelve months. However, if total revenues decline at a higher rate than anticipated, the Company may not be able to generate sufficient cash flow, when combined with available cash balances and bank borrowings, to satisfy the Company's financial obligations as they become due. In such event, the Company may, among other things, be forced to discontinue expenditures for product development and/or expansion of its service operations that are contemplated as part of its transition strategy.

     In response to its declining revenues and cash flow from operations, the Company has refocused its business towards areas which the Company believes offer higher growth potential, divested itself of certain non-strategic and/or unprofitable operations and product lines, and changed its manufacturing emphasis from the manufacturing of hardware products toward assembling and integrating outsourced assemblies and components. These steps have eliminated certain unprofitable subsidiaries and product lines and significantly reduced the Company's cost of overhead, direct labor, inventory and leased premises. Nevertheless, the Company has continued to incur net losses. For fiscal 1996, the Company reported a net loss of $3,575,000, which included a write down of intangible assets of $1,995,000, primarily due to the Company's determination that the PANDA and Alpha HealthCare product lines were not performing to the Company's expectations. For the 1995 and 1994 fiscal years, the Company reported a net loss of $6,247,000 and net income of $336,000, respectively. As of February 25, 1996, the Company had an accumulated deficit of $14,694,000.

TRANSITION STRATEGY

     The computer hardware industry is intensely competitive and is characterized by constant pricing competition and pressures towards open system environments and away from proprietary systems such as those primarily sold by the Company. In addition, the market for midrange computers similar to those traditionally sold by the Company has been declining, primarily due to heightened competition from the rapidly increasing capabilities of personal computers and networked work stations. For these reasons, despite prior acquisitions of assets and businesses intended to improve sales of the Company's hardware systems and products, such sales have been declining and profit margins have deteriorated. In recognition of increasing price competition and lower margins for the Company's products, the Company has been implementing a transition strategy which involves consolidating its operations and reducing expenses, shifting away from manufacturing and toward systems assembly and integration, concentrating on new vertical market niches, emphasizing service operations and introducing selected new products, including vertical niche software products such as PANDA and Alpha 2000 and horizontal software products such as the recently announced AlphaCONNECT.

     The Company's efforts to grow its service operations have, in the past, focused on the acquisition of new service businesses and increased marketing of its existing service capabilities. Nonetheless, due to the continued decrease in hardware sales, the Company's service revenues derived from the support of its traditional hardware products have declined during fiscal 1996 at a rate that has more than offset any increases in service revenues attributable to acquisitions and development of new service business.

     Successful implementation of the Company's transition strategy and expansion of the Company's vertical market niches, service operations and software business depends upon a number of factors including the availability of adequate financing, sound management of the transition, hiring and retaining technical, sales and marketing personnel with experience in such markets, continued enhancement of software and related technology, and general worldwide market conditions for computer equipment, software and related services. There can be no assurances that the Company's transition strategy will be successful. Moreover, even if the transition strategy is fully implemented, there can be no assurances that the transition strategy will generate new revenue rapidly enough to compensate for the overall decline in revenue from the Company's traditional products or that the Company will not continue to experience losses in the future.

NEW PRODUCT DEVELOPMENT; UNPROVEN COMMERCIAL VIABILITY OF ALPHACONNECT

     As part of the Company's transition strategy, the Company invested in vertical software applications for use in institutional food service administration (PANDA) and dental practice management (Alpha 2000). The performance of these products has not been satisfactory due to a number of factors, including insufficient management and marketing personnel due to the Company's limited financial resources, product shortcomings and, with respect to PANDA, changes in federal funding and standards with respect to school breakfast and lunch programs. No assurance can be given that the Company will be able to successfully market either of these products in the future.

     The Company has recently developed AlphaCONNECT, a software tool for collecting data from legacy applications running on corporate intranets and local area networks, as well as from Internet sites using Hyper Text Transfer Protocol ("HTTP") and File Transfer Protocol ("FTP") standards. As of the date of this Prospectus, the Company has distributed AlphaCONNECT over the Internet for a limited trial period as part of the Company's beta-test phase of this new product and the Company has realized no revenues from sales of this product. AlphaCONNECT may, in its present state, either contain defects that render AlphaCONNECT unviable for commercial sale, undetected errors that require extensive design modification, or lack, based on the results of such beta test, sufficient potential market acceptance to warrant further investment of Company resources. Alternatively, if AlphaCONNECT is commercially viable, any delays in the commencement of commercial delivery of AlphaCONNECT or any enhancements or error corrections, may result in customer dissatisfaction and delay or loss of revenue, if any, from AlphaCONNECT. Any failure of AlphaCONNECT to become a commercially viable product could have a material adverse effect on the Company's business, results of operations, financial condition and prospects and, consequently, on the market price of the Company's securities.

COMPETITION; TECHNOLOGICAL CHANGE

     The computer industry is characterized by rapid technological changes and product obsolescence and the Company, in particular, faces severe competitive pressures as many competitors have aggressively targeted the broad range of market segments in which the Company's products and services compete. The Company's competition includes a large number of hardware manufacturers, service providers and software developers and re-sellers, many of which have longer operating histories, greater name recognition, larger installed customer bases and databases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns and make more attractive offers to potential employees, distribution partners, advertisers and content providers. As a result of their greater resources, they may also be better able than the Company to modify and enhance their products to meet changing market demands. In addition, due to the declining popularity of proprietary systems in favor of open systems such as Microsoft Windows, there are an ever declining number of distributors, dealers and developers of software and related products for use with the Company's proprietary systems, which continues to have an adverse effect upon the Company's competitive position. There can be no assurance that competition from existing competitors will not substantially increase, that established or new companies will not enter the market in direct competition with the Company or that the Company will be able to compete successfully with such existing or new competitors.

     In addition, with respect to the Company's new software product, AlphaCONNECT, the market for Internet services and products is intensely competitive. Since there are no substantial barriers to entry for Internet services and products, the Company expects competition in these markets to persist, intensify and increase in the future. The Company believes that the principal competitive factors in these markets are name recognition, performance, ease of use and functionality. In the future, the Company may encounter competition from on-line service providers, Web site operators, providers of Web browser software (such as Netscape or Microsoft) and other Internet services and products that incorporate data retrieval, collection and conversion features into their offerings, as well as competition from computer operating systems companies, such as Microsoft, which in the past has bundled software with its operating systems at little or no additional cost to users. Consequently, if commercially viable, AlphaCONNECT software will likely at some point, be subject to price erosion due to free client software distributed by on-line service providers, Internet access providers, operating system providers and others.

     The Company's future success will depend in significant part on its ability to adapt to rapidly changing technologies, keep its products competitively priced, maintain and enhance its market position, adapt its services and products to evolving industry standards, and continually improve the performance, features and reliability of its services and products in response to both evolving demands of the marketplace and competitive service and product offerings. There can be no assurance that the Company will have the resources to respond to this rapidly evolving market.

DEVELOPING MARKET; VALIDATION OF THE INTERNET AS A VIABLE COMMERCIAL MARKET

     The market for AlphaCONNECT and other similar Internet-based services and products has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed services and products for use on the Internet. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The industry is young and has few proven products. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may impact the growth of Internet use. As a result, even if AlphaCONNECT, in its present state, is technologically viable, the Company is still dependent upon the continued development of the overall Internet market to generate significant revenues from the sale of AlphaCONNECT.

     Because the market for products such as AlphaCONNECT is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. Consequently, there can be no assurance that a market for AlphaCONNECT will develop. Moreover, if the necessary infrastructure or complementary services or facilities on the Internet in general are not developed, if widespread commercial use of the Internet does not develop or develops more slowly than expected, or if the Internet does not develop sufficiently to support products such as AlphaCONNECT, or if the Internet becomes saturated with competing products, the Company's business, results of operations, financial condition and prospects could be materially adversely affected.

MANAGEMENT OF POSSIBLE GROWTH

     If the market for AlphaCONNECT develops, there may be significant strain on the Company's managerial, operational and financial resources. The Company's success will be dependent upon its ability to implement and improve its operational, financial, sales and marketing systems and to expand, train and manage its employee base. There can be no assurance that the Company will be able to successfully implement these strategies on a timely basis. The success of AlphaCONNECT will also depend on the Company's ability to expand its sales and marketing organizations, implement and manage new distribution channels to penetrate different and broader markets and expand its support organization commensurate with increases, if any, in the installed customer base of AlphaCONNECT. The Company's ability to grow and manage its growth may be adversely impacted by the Company's limited financial resources. If the Company is unable to manage growth effectively, the Company's business, operating results, financial condition and prospects would be materially adversely affected.

POSSIBLE NEED FOR ADDITIONAL CAPITAL

     The Company believes that if all of the Warrants were to be exercised, the net proceeds to the Company of this offering, together with its anticipated cash flow from operations, will be sufficient to satisfy the Company's capital requirements for at least the next 18 months based upon current operating plans. The Company's future capital requirements depend on a variety of factors, including, but not limited to, the levels at which the Company maintains its inventories, the success of the Company's transition strategy, the levels of the Company's future hardware, software and service revenues, the amount of product research, marketing, promotion and advertising undertaken by the Company with respect to software, such as its recently announced AlphaCONNECT, and its service business, as well as the extent to which the Company's service and software revenues offset declines in the Company's traditional hardware product sales. There can be no assurance that the net proceeds from this offering will be sufficient to enable the Company to increase its revenues in an amount sufficient to attain profitable operations. To the extent that funds generated by this offering, together with existing resources and anticipated cash flow from operations, are not sufficient to fund the Company's anticipated major activities, the Company may need to revise certain planned activities or raise additional funds through public or private equity or debt financings. No assurance can be given that such financings will be available on terms acceptable to the Company, if at all, and, if available, such financings may result in further dilution to the Company's shareholders and/or in additional interest expense.

FINANCIAL COVENANT COMPLIANCE

     The Company has in place a secured credit facility (the "Bank Loan") under which the Company may borrow up to a maximum of $2,000,000 (subject to a limitation equal to 50% of the Company's eligible accounts receivables, which at February 25, 1996 resulted in maximum available borrowings of $1,290,000) at a rate of 2.5% over the prime rate in effect from time to time, to fund the Company's working capital requirements. The terms of the Bank Loan include certain covenants requiring the Company to periodically satisfy tangible net worth, net loss and other financial covenants. If the Company is unable to satisfy such requirements and is deemed to be in default on the Bank Loan, the Company would be forced to attempt to renegotiate the Bank Loan. In such event, there is no assurance that the Company will be successful in renegotiating the Bank Loan covenants or that any renegotiated terms would be favorable to the Company, or, that in the event the Company is unsuccessful in renegotiating the covenants, that it will be able to obtain replacement financing from a new lender on terms favorable to the Company.

VULNERABILITY OF COMPANY'S DISTRIBUTION NETWORK; EVOLVING DISTRIBUTION CHANNELS

     A significant portion of the Company's revenues from the sale of hardware products during the last fiscal year were derived from sales to distributors and dealers. Distributors and dealers of hardware products, and especially the Company's distributors and dealers are facing extreme pricing pressures, competition from other distribution channels and other adverse market conditions. As a result, the number of distributors and dealers selling the Company's hardware products has declined and those that remain are more motivated to sell open systems, as opposed to the Company's proprietary hardware products, due to broader market opportunities. Sales of the Company's hardware products are dependent upon several large dealers and distributors, the loss of any of which could have a material adverse effect on the Company's business and results of operations, In addition, a significant decrease in sales to the Company's existing distributors, or termination of existing relationships with such existing distributors which are not offset by increases in sales to other existing or new distributors, could have a material adverse effect upon the Company's business, results of operations, financial condition and prospects.

     The Company intends to distribute AlphaCONNECT through a number of channels, including electronically through the Internet. The Company has extremely limited experience in distributing software products such as AlphaCONNECT, and will have to expand its sales and marketing departments and personnel in order to successfully market this product. By necessity, these additional expenses will be incurred prior to the realization of any revenues that may be generated from such expenditures. Moreover, distributing AlphaCONNECT through the Internet makes the Company's software susceptible to unauthorized copying and use once AlphaCONNECT is commercially available. Although the Company has encoded in the software certain safeguards against unauthorized copying and use, no assurance can be given that these safeguards will be effective. The Company intends to allow potential customers to electronically download AlphaCONNECT for a free evaluation period. There can be no assurance that, upon expiration of the evaluation period, the Company will be able to collect payment from users of the AlphaCONNECT software. If, as a result of changing legal interpretations of liability for unauthorized use of the Company's software or otherwise, users were to become less sensitive to avoiding copyright infringement, the Company's business, operating results, financial condition and prospects could be materially adversely affected.

DEPENDENCE ON COMPONENT SUPPLIERS

     The Company relies upon outside suppliers for the manufacture of the component parts of its computer hardware products. A number of components and subassemblies used by the Company are available only from a single or limited number of outside suppliers. Some of these components and subassemblies may periodically be in short supply and the Company has, on occasion, experienced temporary delays or increased costs in obtaining these materials. There can be no assurance that the Company's suppliers will be able to make timely delivery of components and subassemblies in the future. An extended shortage of required components and subassemblies could have an adverse effect on the Company's business, results of operations and financial condition. The Company currently has more than one available source of supply for most of its required components and subassemblies. As to those for which it does not have more than one qualified source of supply, it believes it could redesign its products so as to replace such single source component with alternate components, if necessary. The Company maintains a supply of such single source components which it believes is sufficient to enable it to continue operations until any replacement supplier could be qualified and any necessary redesign could be completed, with the exception of a line of Motorola microprocessors, on which the Company's designs are dependent. The inability of the Company to obtain the components and subassemblies necessary to enable it to fill its then-existing orders for any reason, including, but not limited to, shortages, product delays or work stoppages experienced by the Company's suppliers, could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company generally does not have fixed priced contracts with its suppliers. Consequently, any increase in prices that the Company is unable to pass through to its customers could have a material adverse effect on the Company's results of operations and financial condition.

FOREIGN OPERATIONS; FOREIGN CURRENCY EXPOSURE

     During each of the 1996 and 1995 fiscal years, 30% of the Company's net sales were derived from foreign dealers and users. A significant portion of international receivables and payables are in currencies other than U.S. Dollars, the value of which fluctuates in relation to U.S. currency. Currency fluctuations can have a material adverse effect on the Company's foreign revenue, profitability and cash flows in terms of U.S. Dollars. Foreign currency exchange gains included in the determination of loss from operations before taxes and extraordinary item were $76,000 and $93,000 for the 1996 and 1995 fiscal years, respectively. To minimize the extent to which the Company may be affected by changes in the value of foreign currencies in relation to the U.S. Dollar, from time to time the Company hedges some of its foreign currency transactions by purchasing short-term forward foreign exchange contracts. Nevertheless, there is no assurance that such foreign currency contracts will hedge all or even a substantial portion of the Company's foreign currency exposure with respect to its international sales. Moreover, the recent increases in the value of the U.S. Dollar relative to the various foreign currencies in which the Company transacts its international sales, could result in a reduction in U.S. Dollar revenues to the Company derived from those international sales denominated in foreign currencies. Further, international sales of the Company's products and services denominated in U.S. Dollars could become relatively more expensive to foreign customers and therefore could also lead to a reduction in the Company's foreign revenues. The Company's operations outside the United States are subject to all the other usual risks and limitations attendant upon doing business in foreign countries, such as exchange control regulations, wage and price controls, employment regulations, effects of foreign investment and tax laws, barriers to trade, trade restrictions (including import quotas), tariff regulations, difficulties in obtaining distribution and support, export licensing requirements, political and economic instability (including expropriation or confiscation of assets) and other potentially detrimental domestic and foreign governmental policies affecting U.S. companies doing business abroad. Any of such factors could have a material adverse effect on the revenues from the Company's international sales and, consequently, the Company's results of operations and financial condition.

PRODUCT LIABILITY

     The nature of the Company's businesses expose it to risk from product liability claims. The Company currently maintains product liability insurance for its products worldwide, with limits of $11,000,000 per occurrence and $12,000,000 in aggregate, per annum. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company's insurance will be adequate to cover future product liability claims, or that the Company will be successful in maintaining adequate product liability insurance at commercially reasonable rates. Any losses that the Company may suffer from future liability claims, including the successful assertion against the Company of one or a series of large uninsured claims in excess of the Company's coverage, may have a material adverse effect on the Company's business, financial condition and results of operations. Even if the Company is successful in the defense of product liability claims, the defense of product liability claims generally requires substantial expenditures of funds and management time which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any product liability litigation may have a material adverse effect on the reputation and marketability of the Company's products and related services.

LIMITED PERSONNEL; DEPENDENCE ON KEY EMPLOYEES; SEVERANCE OBLIGATIONS

     The Company's success depends to a significant extent upon the continued service of its key personnel, and on its ability to continue to attract, retain and motivate highly qualified technical, marketing, sales, management and other personnel. Due to the Company's limited financial resources, the Company's ability to attract the technical, marketing, sales and management personnel necessary to capitalize on its market opportunities has been negatively impacted. As a result, the Company believes that it does not have sufficient personnel at various management levels. The loss of the services of Douglas J. Tullio, the Company's President and Chief Executive Officer or Michael J. Lowell, the Company's Vice President and Chief Financial Officer, could have a material adverse effect on the Company. The Company does not have key-man life insurance on the lives of Messrs. Tullio or Lowell. The Company has entered into employment agreements with a number of officers including Messrs. Tullio and Lowell which provide, under certain circumstances, that the officers will be entitled to certain severance payments.

POSSIBLE LOSS OF TAX BENEFITS

     Under the Internal Revenue Code (the "Code"), the Company would be permitted to eliminate or reduce its Federal tax liability based on the Company's future income, if any, due to the fact that the Company sustained net operating losses ("NOLs") in prior years. At February 25, 1996, the Company had NOLs for financial and tax reporting purposes of approximately $17,500,000.

     If, however, there is a change of more than 50% in the ownership of the Company during any three year period (an "Ownership Change"), the Company's ability to utilize its NOLs annually would be significantly limited and its Federal tax liability based on income, if any, could be substantially increased. The exercise of a substantial number of the Warrants could result in an Ownership Change under the Code. Moreover, whether or not the Warrants are ultimately exercised in a fashion that results in an Ownership Change, issuances of Common Stock after the offering or other changes in the equity ownership of the Company could cause an Ownership Change under the Code, resulting in significant limitations on the Company's ability to utilize its remaining NOLs.

LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET

     Because materials may be downloaded utilizing AlphaCONNECT through the on-line or Internet services operated by Internet access providers and be subsequently distributed to others, there is a potential that claims may be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage, as well as devotion of Company resources to respond to such a claim, could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     The Company's operations are subject to a number of federal, state and local laws relating to environmental, health, safety and labor matters applicable to businesses generally. The Company believes its business is operated in substantial compliance with all material applicable government regulations. However, there can be no assurance that future regulations will not require the Company to modify its products, business or operations to meet environmental, health, safety or labor requirements, or that the Company will be able, for financial or other reasons, to comply with such future requirements. Failure to comply with future governmental regulations could subject the Company to fines and injunctions, which could result in a material adverse effect on the Company's business, results of operations and financial condition. Although the Company is not aware of any claim involving violation of environmental, health, safety or labor laws or regulations, there can be no assurance that such claim may not arise in the future, which may have a material adverse effect on the Company's business, results of operations and financial conditions.

     With respect to AlphaCONNECT, there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics and quality of products and services. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease any prospective demand for AlphaCONNECT or otherwise have an adverse effect on the Company's business, results of operations, financial condition and prospects.

PROPRIETARY TECHNOLOGY; POTENTIAL LITIGATION

     The Company regards its various hardware and software products and technologies as proprietary and has generally attempted to protect them with copyrights, trademarks, patents, trade secret laws, restrictions on disclosure and transferring title and other methods. The Company believes that its various hardware and software products and technologies do not infringe on any third party's copyrights, trademarks, patents or trade secrets.

     In addition to claiming standard copyright protection, the Company has submitted a provisional patent application to the United States Patent and Trademark Office with respect to certain aspects of its AlphaCONNECT technology. There can be no assurance that any patent will be issued with respect to any aspect of AlphaCONNECT. The provisional application will become abandoned one year after filing unless the Company files a regular patent application referencing the provisional application. The Company may decide not to file a regular patent application or may decide to abandon prosecution prior to issuance of a patent. In addition, there can be no assurance that the provisional patent application will provide priority for a later filed regular patent application. If any patent issues, there can be no assurance that any claims allowed will be sufficiently broad to protect the Company's technology, to deter competitors or to prevent third parties from developing equivalent technology that does not infringe such claims, or that the patent will not otherwise be circumvented. In addition, there can be no assurance that any patents that may be issued will not be challenged, invalidated or held unenforceable, or that any rights granted thereunder would provide proprietary protection to the Company and its investment in AlphaCONNECT. Failure of any patents to provide protection of the Company's technology may make it easier for the Company's competitors to offer technology equivalent to or superior to the Company's technology.

     Despite precautions that the Company takes to prevent or inhibit unauthorized use of its software products, it may be possible for a party to copy or otherwise obtain and use the Company's AlphaCONNECT product or technology or other of the Company's software products without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's software products. Hence, policing unauthorized use of the Company's technology is difficult.

     In the event of a legal challenge to the Company's technology, the Company would be required to defend its patents and trademarks and there can be no assurance that the Company would prevail in such a proceeding. In addition, the Company must identify and prosecute infringement by others to enforce the Company's intellectual property rights and protect the Company's trade secrets, or to determine the validity and scope of the proprietary rights of others. Trademark and patent litigation entails substantial legal and other costs and, therefore, there is no assurance that the Company has or will have the financial, management, or other resources necessary to undertake or defend against such litigation in order to enforce or protect the Company's rights and, in any event, such litigation is likely to result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

LIMITATION ON MARKET MAKING ACTIVITIES

     Pursuant to certain rules of the Securities and Exchange Commission, any soliciting agent of the exercise of the Warrants and any other participant in the distribution will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities for the period beginning on the later of nine business days prior to the commencement of offer or sales of the securities or the time such person becomes a participant in the distribution until the termination of such participation in the distribution (the "Abstention Period"). As a result, any soliciting agent or other participant in the distribution may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable. As a result, during the Abstention Period, the price of the Company's Common Stock and Public Warrants could experience greater volatility to the extent that the withdrawal of any soliciting agent and other participants in the distribution as market makers could create a less efficient or less fluid market for the Company's securities. Although the Company and its agents would attempt to identify and encourage other broker-dealers to act as market makers for the Company's securities during the Abstention Period, there can be no assurance that they will be successful, or that the Company's securities will not experience such greater volatility.

LIMITED PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; NO DIVIDENDS

     During the month of February 1996 the average daily trading volume was less than 25,000 shares and was as low as 2,000 shares. However, during the first 19 trading days of April 1996, the average daily trading volume in the Company's Common Stock increased substantially to 700,000, primarily on account of news articles published with respect to the Company's AlphaCONNECT software product. Nevertheless, there can be no assurance that the daily trading volume will continue at its recent level or that an active trading market will be maintained for the Company's securities and, therefore, holders of the Company's securities may not be able readily to liquidate their investment in the event of an emergency, or otherwise. There can be no assurance that the market price of the Common Stock will not decline below the exercise price for the shares issued upon exercise of the Warrants. Further, the securities of many computer technology companies similar to the Company have experienced extreme price and volume fluctuations which are, at times, often unrelated or disproportionate to the operating performance of such companies. These fluctuations as well as general economic conditions may adversely affect the market price of the Company's Common Stock.

     The Company has not paid any dividends upon its Common Stock since its inception and does not anticipate paying any such dividends in the foreseeable future. Earnings of the Company, if any, are expected to be used to finance the development and expansion of the Company's business. Should the Company desire to pay dividends, any such dividends would be subject to the prior written consent of the Company's lender and to any preferential rights to receive dividend payments contained in any securities subsequently issued by the Company.

BROAD DISCRETION OVER USE OF PROCEEDS

     The Company has allocated substantially all of the net proceeds of this offering for working capital and general corporate purposes. As a result, the Company will have broad discretion over the use of the net proceeds.

CURRENT PROSPECTUS AND BLUE SKY RESTRICTIONS

     Holders of Warrants will have the right to exercise the Warrants only if a current prospectus relating to the shares underlying the Warrants is then in effect or an exemption from registration requirements is then available. In addition, such holders may exercise their Warrants only if the shares of Common Stock purchased upon the exercise of the Warrants are qualified for sale under applicable state securities laws of the states in which the various holders of the Warrants reside or are exempt from such qualification. The Company will be prevented from issuing Common Stock in such states upon the exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Common Stock in all states in which the ultimate purchasers of the Warrants reside. Consequently, the Warrants may be deprived of any value if a current prospectus covering the shares of Common Stock issuable upon exercise thereof is not effective or if such shares are not qualified in the states in which holders of the Warrants reside.

POSSIBLE NEGATIVE EFFECTS OF PREFERRED STOCK; AUTHORIZED COMMON STOCK

     Although no such shares are issued, the Company is authorized to issue 5,000,000 shares of preferred stock ("Preferred Stock"), the designation, rights and preferences of which (including voting, dividend conversion, redemption and liquidation rights, and sinking fund provisions) may be fixed by the Company's Board of Directors, from time to time, without further shareholder action. Shares of Preferred Stock could be issued in the future with rights superior to the rights of the Common Stock or with rights and preferences that could make the possible takeover or merger of the Company or sale of the Company's assets to a third party or the removal of management of the Company more difficult or could otherwise adversely impact the rights of holders of Common Stock. In addition, the Company has a significant number of authorized but unissued shares of Common Stock which can be issued in the future by the Board of Directors. The potential for the issuance either of any of the Preferred Stock with any of the foregoing provisions or any of the authorized but unissued shares of Common Stock, together with certain provisions of California law, may also have the effect of delaying or preventing changes in control or management of the Company which could adversely affect the market price of the Company's Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) at February 25, 1996 and (ii) as adjusted to reflect the exercise of all Warrants outstanding on February 25, 1996 and the application of the estimated net proceeds therefrom.

                                                                           FEBRUARY 25, 1996
                                                                         ---------------------
                                                                                         AS
                                                                          ACTUAL      ADJUSTED
                                                                         --------     --------
                                                                              (DOLLARS IN
                                                                         THOUSANDS)
Long-term debt, less current portion...................................  $    201     $
Shareholders' equity:
  Preferred Stock, no par value; 5,000,000 shares authorized; none
     issued............................................................        --           --
  Common Stock, no par value; 20,000,000 shares authorized; 6,595,453 shares outstanding, actual;(1) 11,037,522 shares outstanding, as
     adjusted(1).......................................................    21,242
  Accumulated deficit..................................................   (14,694)
  Unamortized restricted stock plan expense............................       (18)
  Foreign currency translation adjustment..............................       (47)
                                                                         --------     --------
Total shareholders' equity.............................................     6,483
                                                                         --------     --------
          Total capitalization.........................................  $  6,684     $
                                                                         ========     ========

- ---------------
(1) Does not include shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's stock option plans and outstanding shares held in escrow under the Company's Stock Incentive Award Plan.

                                USE OF PROCEEDS

     The aggregate proceeds to the Company upon exercise of the Warrants will be between $0 and $10,870,838. The Company intends to apply substantially all of the net proceeds for working capital and for general corporate purposes. In the event that the Company receives proceeds from the exercise of at least twenty-five percent of the Warrants, however, the Company intends to repay the outstanding indebtedness under its bank line of credit, which bears interest at 2.5% over the prime rate in effect from time to time and which matures in July 1996. The indebtedness under the line was incurred for working capital purposes. In addition, the Company may use all or a portion of the net proceeds in connection with the acquisition of one or more businesses, products or technologies complementary to the Company's current businesses. The Company, however, does not presently have any letters of intent or other written agreements for any such acquisitions. Pending such uses, the Company will invest the net proceeds in insured interest-bearing accounts at commercial banks, short-term insured certificates of deposit, money market funds invested primarily in United States government or governmental agency securities or investment-grade, short-term, interest-bearing securities.

                              PLAN OF DISTRIBUTION

     On November 29, 1993, the Company closed the 1993 Public Offering of 3,095,892 units ("Units"), each Unit consisting of one share of Common Stock and one redeemable Common Stock purchase warrant ("Public Warrant"). Each Public Warrant entitles the holder to purchase one share of Common Stock for

$2.50 (the "Public Warrant Exercise Price"). Barclay Investments, Inc. ("Barclay") and Princeton Securities Corporation (collectively, the "Underwriters") acted as underwriters for the 1993 Public Offering. In connection with the 1993 Public Offering, the Company issued Barclay a warrant to purchase 170,274 Units at $1.95 per Unit (the "Original Barclay Investments Warrant"), and Princeton Securities Corporation a warrant to purchase 139,315 Units at $1.95 per Unit (the "Princeton Securities Warrant") as part of their compensation for acting as underwriters. The Original Barclay Investments Warrant has subsequently been separated into five separate Warrants (collectively, the "Barclay Warrants") as follows: (1) a warrant to purchase (a) 85,137 shares of Common Stock and (b) a warrant to purchase 85,137 additional shares of Common Stock held by Barclay, and (2) four separate warrants to purchase an aggregate of (a) 85,137 shares of Common Stock and (b) warrants to purchase an additional aggregate of 85,137 shares of Common Stock held by four individuals who are either current or former officers and/or employers of Barclay. As of May 1, 1996 none of the Barclay Warrants nor the Princeton Securities Warrant has been exercised in whole or in part.

     The 4,442,069 Shares of Common Stock covered by this Prospectus are the shares issuable upon exercise of the Public Warrants which were issued in the 1993 Public Offering, shares issuable upon exercise of warrants granted to Silicon Valley Bank, Westergaard, Dominick and certain officers and/or employees of Dominick and the shares issuable upon exercise of the Barclay Warrants and the Princeton Securities Warrant and the Underlying Warrants.

     The Company can redeem the Redeemable Warrants at any time during the exercise period for $0.05 per warrant upon at least 30 days' written notice at any time after May 1, 1994, provided that the closing bid price for the Company's Common Stock has been an average of at least $3.375 for the twenty
(20) trading days immediately preceding the date of such written notice. The
Company has set             , 1996 as the redemption date for the Redeemable
Warrants (the "Redemption Date"). All Redeemable Warrants which are not exercised prior to the Redemption Date will be redeemed for $0.05 each (the "Redemption Payment"). The right to exercise the Redeemable Warrants expires at
5:00 p.m., Eastern Daylight Time, on             , 1996 (the "Exercise
Expiration Date"). Thereafter, no further exercise of Redeemable Warrants may be made, and any Redeemable Warrants not duly surrendered for exercise prior to such time on the Exercise Expiration Date shall be redeemed and the rights of the holders thereof shall terminate, other than the right to receive the Redemption Payment. The Warrant Agent for the Warrants is Mellon Securities Trust Company, 120 Broadway, 13th Floor, New York, New York 10271.

     The Company has retained Sutro & Co. Incorporated ("Sutro") as the Company's exclusive financial advisor in connection with the redemption of the Redeemable Warrants. In addition, the Company has granted Sutro an option, exercisable in Sutro's sole discretion, to purchase from the Company the shares of Common Stock that otherwise would have been delivered upon exercise of Redeemable Warrants that are either (i) duly surrendered for redemption on or prior to the Redemption Date or (ii) not duly surrendered for exercise on or prior to the Exercise Expiration Date or for redemption on or prior to the Redemption Date. If Sutro elects to purchase such shares of Common Stock, such shares will be purchased for an aggregate purchase price equal to the aggregate Redeemable Warrant Exercise Price for the shares of Common Stock issuable upon exercise of those Redeemable Warrants. The Company has agreed to indemnify Sutro against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act.

     The Company has also retained South Coast Communications Group ("South Coast") (telephone: 800-452-1346 or 714-252-8440) as the information agent for the Redeemable Warrants.

     Barclay was entitled, pursuant to the Underwriting Agreement entered into in connection with the 1993 Public Offering, to act as the Company's exclusive agent for purposes of soliciting warrantholders to exercise the Public Warrants during the exercise period therefor, and the Company was required to pay to Barclay a commission of four percent (4%) on the exercise of the Public Warrants solicited by Barclay, subject to certain conditions. Barclay has agreed to waive its right to act as the Company's exclusive agent for purposes of soliciting warrantholders in return for a fee of $200,000 to be paid from the proceeds of the exercise of the Warrants.

     The exercise price of the Public Warrants was determined in negotiations between the Company and the Underwriters at the time of the 1993 Public Offering. The principal factors considered in determining the exercise price were the recent price history of the Common Stock and the general condition of the securities markets at the time of the 1993 Public Offering. The exercise price of the Underwriters Warrants is equal to 120% of the offering price of the Units in the 1993 Public Offering. The exercise price of the Dominick Warrants and the Westergaard Warrants was set at the same exercise price as the Public Warrants, and the exercise price of the Silicon Valley Warrants was set at the per share closing price of Common Stock on the date immediately preceding the date on which such Warrants were granted.

                                 LEGAL MATTERS

     The validity of the Common Stock offered has been passed upon for the Company by Allen, Matkins, Leck, Gamble and Mallory LLP, Los Angeles, California, counsel for the Company in connection with the offering. Marvin E. Garrett and Brian C. Leck, each of whom are partners in the law firm of Allen, Matkins, Leck, Gamble & Mallory LLP, beneficially own 51,000 and 1,000 shares of the Corporation's Common Stock, respectively.

                                    EXPERTS

     The consolidated financial statements and schedule of Alpha Microsystems appearing in Alpha Microsystems' Annual Report (Form 10-K) for the year ended February 25, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- ------------------------------------------------------
- ------------------------------------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                     -------------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Documents Incorporated by Reference...    2
The Company...........................    3
Risk Factors..........................    4
Capitalization........................   13
Use of Proceeds.......................   13
Plan of Distribution..................   13
Legal Matters.........................   15
Experts...............................   15

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                                4,442,069 SHARES

                               ALPHA MICROSYSTEMS
                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS

                              --------------------
                                           , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

    Securities and Exchange Commission registration fee.........................  $ 3,749
    Blue Sky filing fees........................................................        *
    Legal fees and expenses.....................................................        *
    Accounting fees and expenses................................................        *
                                                                                   ------
              Total.............................................................  $     *
                                                                                   ======

- ---------------
* To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 204(a)(10), 204(a)(11) and 317 of the California Corporations Code (the "Code") and the Articles of Incorporation and Bylaws of the Company contain provisions concerning the Company's ability to indemnify its agents (including directors and officers) from certain liabilities and expenses incurred as a result of any proceeding arising by the reason of the fact that such a person is or was an agent of the Company. The Company has adopted provisions in its Articles of Incorporation which eliminate the personal liability of a director for monetary damages to the fullest extent permissible under California law. The Bylaws of the Company provide indemnification of its agents to the full extent provided in Section 317 of the Code.

     The Company has entered into indemnification agreements with its directors and certain key officers which provide such individuals with contractual indemnification rights similar in scope to the applicable sections of the Company's Bylaws. Such indemnification agreements apply retroactively as well as prospectively to any actions taken by the indemnified parties while serving as officers or directors of the Company. Such indemnification agreements also provide that the Company shall indemnify such persons to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the indemnification agreement, the Company's Articles of Incorporation, the Company's Bylaws or by statute. In the event of any change after the date of the subject indemnification agreement in any applicable law, statute or rule which expands the right of a California corporation to indemnify a member of its board of directors or an officer, such changes are automatically deemed to be within the purview of the indemnitee's rights and the Company's obligations under the indemnification agreement. In the event of any such changes which narrow the right of a corporation to indemnify such individuals, such changes, to the extent not otherwise required by such law, statute or rule to be applied, shall have no effect on the indemnification agreement or the parties' rights and obligations thereunder.

     The Company entered into such indemnification agreements based upon its belief that such agreements will help the Company attract and retain the services of highly qualified individuals to serve as officers and directors by offering protection to such persons in the event of a lawsuit. The form of such indemnification agreements was approved by the shareholders of the Company at the 1987 Annual Shareholders' Meeting.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

EXHIBITS                                        DESCRIPTION
- --------     ----------------------------------------------------------------------------------
   4.1
             Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.4 to Amendment No. 1 to Registration Statement on Form S-2 (Registration No.
             33-66424) of the Registrant filed on September 30, 1993)
   4.2
             Amended Articles of Incorporation of Registrant dated as of September 28, 1984
             (incorporated herein by reference to Exhibit 4.0 to the Quarterly Report on Form
             10-Q of Registrant for the Quarter Ended August 26, 1984)
   4.3
             Amended and Restated Bylaws, as amended, of Registrant (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Registrant for the
             Year Ended February 28, 1988)
   4.4
             Amendment to Article III, Section 2 of the Amended and Restated Bylaws of
             Registrant dated August 18, 1989 (incorporated herein by reference to Exhibit 3.3 to the Quarterly Report on Form 10-Q of Registrant for the Quarter Ended August
             27, 1989)
   4.5
             Amendment to Article II of the Amended and Restated Bylaws of Registrant dated
             August 21, 1991 (incorporated herein by reference to Exhibit 3.7 to the Quarterly
             Report on Form 10-Q of Registrant for the Quarter Ended August 25, 1991)
   4.6
             Amendment and Restatement to Article IV of the Articles of Incorporation of
             Registrant dated June 24, 1992 (incorporated herein by reference to Exhibit 10.71 to the Quarterly Report on Form 10-Q of Registrant for the Quarter Ended May 31,
             1992)
   5.1
             Opinion of Allen, Matkins, Leck, Gamble & Mallory LLP(1)
  23.1
             Consent of Ernst & Young LLP
  23.2
             Consent of Allen, Matkins, Leck, Gamble & Mallory LLP (included in the opinion to be filed as Exhibit 5.1)
  24.1
             Power of Attorney (see page II-4)

- ---------------
(1) To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Articles of Incorporation and Bylaws, and the California Corporations Code, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, California on May 3, 1996.

                                          ALPHA MICROSYSTEMS

                                          By: /s/  DOUGLAS J. TULLIO
                                            ------------------------------------
                                            Douglas J. Tullio, President, Chief
                                            Executive Officer and Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas J. Tullio, Clarke E. Reynolds and Michael J. Lowell and each of them, his attorney-in-fact, each with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                 CAPACITY                    DATE
- ------------------------------------------  ------------------------------------  ------------
/s/  CLARKE E. REYNOLDS                     Chairman of the Board                 May 3, 1996
- ------------------------------------------
Clarke E. Reynolds
/s/  DOUGLAS J. TULLIO                      President, Chief Executive Officer    May 3, 1996
- ------------------------------------------  and Director (Principal Executive
Douglas J. Tullio                           Officer)
/s/  JOHN F. GLADE                          Vice President, Engineering and       May 3, 1996
- ------------------------------------------  Manufacturing, Director and
John F. Glade                               Secretary
/s/  MICHAEL J. LOWELL                      Vice President, Chief Financial       May 3, 1996
- ------------------------------------------  Officer (Principal Financial and
Michael J. Lowell                           Accounting Officer)
/s/  ROCKELL N. HANKIN                      Director                              May 3, 1996
- ------------------------------------------
Rockell N. Hankin
/s/  RICHARD E. MAHMARIAN                   Director                              May 3, 1996
- ------------------------------------------
Richard E. Mahmarian